Investor Contact:          Alex Lewis
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Media Contact:              Debbie Atkins                                                                                                                                                                                                                              NEWS RELEASE
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DENNY’S CORPORATION STRENGTHENS CAPITAL STRUCTURE
- Completes Favorable Refinancing of Credit Facility -

SPARTANBURG, S.C., December 19, 2006 – Denny’s Corporation (Nasdaq: DENN) today announced that its operating subsidiaries, Denny’s Inc. and Denny’s Realty, LLC, have entered into a new senior secured credit agreement in an aggregate principal amount of $350 million. The Company estimates that based on current interest rates, the refinancing will save approximately $5.5 million per year in cash interest.

The new credit facility consists of a $50 million revolving credit facility (including a $10 million revolving letter of credit facility), a $260 million term loan, and an additional $40 million synthetic letter of credit facility. The revolving facility matures in five years and the term loan and synthetic letter of credit facility mature in five and a half years. Banc of America Securities LLC acted as sole lead arranger and book manager for the new credit facility and Bank of America, N.A. will serve as administrative agent.

The new credit facility has been used to refinance the Company’s prior credit facility and will be available for working capital, capital expenditures and other general corporate purposes. The new facility is guaranteed by Denny’s Corporation and its other subsidiaries and is secured by substantially all of the assets of the Company and its subsidiaries. In addition, the new facility is secured by first-priority mortgages on 140 company-owned real estate assets. Interest on loans under the new revolving facility will be payable, initially, at per annum rates equal to LIBOR plus 250 basis points and adjusting over time based upon Denny’s leverage ratio. Interest on the new term loan will be payable at per annum rates equal to LIBOR plus 225 basis points. The covenants under the new agreement remain generally consistent with those under the prior agreement.

“We are pleased to be able to complete this refinancing transaction, which further strengthens the Company’s capital structure, as it will allow us to reduce Denny’s cost of borrowing,” said Nelson J. Marchioli, President and Chief Executive Officer. “The positive response to this transaction by the credit rating agencies and our lenders is a testament to Denny’s ongoing operational improvements that have generated increasing cash flow and greater financial stability. The favorable terms of this refinancing will result in further improved cash flow, which will provide additional flexibility to continue investing in the Denny’s brand and to advance our commitment to reducing debt.”

Denny’s is America’s largest full-service family restaurant chain, consisting of 526 company-owned units and 1,024 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico. For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s website at www.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release. In addition, certain matters discussed in this release may constitute forward-looking statements. These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements. Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, and “hopes”, variations of such words and similar expressions are intended to identify such forward-looking statements. Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others: the competitive pressures from within the restaurant industry; the level of success of the Company’s operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports, including but not limited to the discussion in Management’s Discussion and Analysis and the risk factors identified in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 28, 2005 (and in the Company’s subsequent quarterly reports on form 10-Q).